Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
415-315-9413
OXiGENE, Inc. Names John A. Kollins as Chief Executive Officer
WALTHAM, Mass., October 23, 2008 — OXiGENE, Inc. (NASDAQ GM: OXGN), (XSSE: OXGN), announced today that its Board of Directors has appointed John A. Kollins, the Company’s current Chief Operating Officer, to the positions of Chief Executive Officer and Director. Concurrently, the Board accepted the resignation, effective October 22, 2008, of Dr. Richard Chin as President and Chief Executive Officer and as a member of the Board of Directors.
Joel Citron, Chairman of the OXiGENE Board of Directors, said, “OXiGENE’s Board of Directors would like to thank Richard for his contributions. In particular, Richard helped build a strong management team and played an important role in establishing the recently announced partnership with Symphony Capital. He leaves OXiGENE in a stronger position with a talented management team and strengthened Board of Directors, and we wish Richard success in his future endeavors.”
Mr. Citron continued, “The Board has complete confidence in John’s ability to lead OXiGENE through its next stages of development, to provide clear strategic direction in implementing the company’s clinical, operational and business strategies, and to effectively represent OXiGENE in its relationships with key stakeholders. Since joining the Company in March 2007, John has consistently provided strategic guidance and maintained a strong focus on high-quality execution in all aspects of OXiGENE’s business. With his wealth of industry experience, John is our best choice to ensure that OXiGENE realizes its full potential, successfully delivers on its goals and builds shareholder value.”
“OXiGENE is entering an exciting period of maturation, as our lead drug candidate, ZYBRESTAT, advances through a pivotal-stage trial in anaplastic thyroid cancer and Phase 2 trials in other oncology indications; as our next-generation cancer and ophthalmological disease programs progress; and as we intensify our strategic partnering and asset monetization activities,” said John A. Kollins. “OXiGENE today is an emerging leader in the field of vascular disrupting agents and is well-positioned to drive multiple, commercially valuable product candidates to key value inflection points. By working in partnership with our new colleagues at Symphony Capital, and leveraging the capabilities of our strong management team and talented employees, I’m confident that OXiGENE can achieve its milestones and succeed in delivering valuable, differentiated therapeutic products to patients in need.”
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OXiGENE Promotes John Kollins to CEO
October 23, 2008

About ZYBRESTAT (fosbretabulin)
ZYBRESTAT is currently being evaluated in a pivotal registration study in ATC under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA). OXiGENE believes that ZYBRESTAT is poised to become the first therapeutic product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical studies in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer, and various other solid tumors. In clinical studies in patients with forms of macular degeneration, intravenously-administered ZYBRESTAT has demonstrated clinical activity, and the Company is working to develop a convenient and patient-friendly topical formulation of ZYBRESTAT for ophthalmological indications.
About OXi4503
OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism VDA that is being developed in clinical studies for the treatment of solid and liquid tumors. Like its structural analog, ZYBRESTAT(TM) (fosbretabulin / CA4P), OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicates that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has single-agent activity against a range of xenograft tumor models; and synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors) and radiation therapy. OXi4503 is currently being evaluated as a monotherapy in a Phase I dose-escalation clinical trial in patients with advanced solid tumors.
About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The company’s major focus is developing VDAs that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking
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OXiGENE Promotes John Kollins to CEO
October 23, 2008

statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, enrollment rate for patients in the ZYBRESTAT pivotal trial for anaplastic thyroid cancer, interim analysis of the same, timing of the IND filing and Phase I trial initiation for topical ZYBRESTAT, timing of a Phase II clinical trial of ZYBRESTAT and bevacizumab in NSCLC, timing or execution of a strategic collaboration on any product or indication, and cash utilization rate for 2008. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
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